UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2016

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KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)

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North Carolina	001-16485	56-2169715
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

370 Knollwood Street, Winston-Salem, North Carolina 27103
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (336) 725-2981

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

On July 27, 2016, Krispy Kreme Doughnuts, Inc., a North Carolina corporation (the “Company”), completed its merger (the “Merger”) with Cotton Merger Sub Inc., a North Carolina corporation (“Merger Sub”) and an affiliate of JAB Holdings BV, a Dutch Besloten Vennootschap met beperkte aansprakelijkheid (private company with limited liability) (“JAB”). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of May 8, 2016, by and among the Company, Cotton Parent, Inc. (“Parent”), Merger Sub and JAB (the “Merger Agreement”). The Company was the surviving corporation in the Merger and, as a result, is now a wholly-owned subsidiary of Parent

Item 1.01. Entry into Material Agreement.

In connection with the payment of a portion of the Merger consideration and repayment of the Credit Agreement by and between the Company, Krispy Kreme Doughnut Corporation, the lenders party thereto, and Wells Fargo Bank, National Association, dated as of July 12, 2013, on July 27, 2016, the Company entered into a new credit agreement, among Parent, Merger Sub, Barclays Bank PLC as the Administrative Agent and the Collateral Agent and certain lenders party thereto, pursuant to which the Company will obtain a revolving credit facility of up to $150,000,000 and term loan credit facility of up to $350,000,000, the proceeds of which will be used for the purposes of (i) refinancing all outstanding indebtedness of the Company, (ii) funding a portion of the Merger consideration, (iii) funding working capital and general corporate needs of the Company and its subsidiaries and (iv) paying certain fees, costs and expenses related to the transaction.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRISPY KREME DOUGHNUTS, INC.
Dated: July 27, 2016

	By:	/s/ G. Price Cooper, IV
G. Price Cooper, IV
Chief Financial Officer